Exhibit (a)(1)(I)

From:
MIP Exchange
To:
MIP Exchange Participants
Subject:
Confirmation of Rejection of [Eligible Legacy Options / Eligible BCA Options]

Thank you for your submission of the Election Form pursuant to Amendment No. 2 to the Tender Offer Statement on Schedule TO and the exhibits thereto including the Amended and Restated Offer to Exchange Eligible Options for New Restricted Stock Units filed by Global Business Travel Group, Inc. with the U.S. Securities and Exchange Commission on January 11, 2023 (the “Amended Offer Documents”). With this letter, we are notifying you that our records indicate that you recently attempted to make an election regarding your Eligible Options. Unfortunately, Global Business Travel Group, Inc. has rejected your election because it was invalid with respect to the following number of Options:

____ Legacy Options

____ BCA Options

Accordingly, such Options will remain outstanding and subject to their current terms and conditions. For additional information regarding the rejection of your Options for exchange, please contact us at MIPExchange@amexgbt.com. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended Offer Documents.